Exhibit (a)(1)(E)

DCB FINANCIAL CORP

CHANGE IN ELECTION FORM

A list of all of your eligible options appears on the “Option Statement of Account” included in these materials.

Check one of the three boxes below and provide information accordingly.

☐          Yes, I choose to participate in this offer with respect to ALL of my eligible options:

I have indicated that I wish to exchange all of my eligible options (the “Selected Options”) subject to the terms and conditions of the Offer to Exchange Outstanding Stock Options of DCB Financial Corp (“DCB”), dated November 25, 2014 (the “Offer to Exchange”). I acknowledge that I have received an Option Statement of Account that lists all of my options of DCB.

I understand that if my offer to exchange all of my eligible options is accepted I will:

(1)         have no right, title or interest to all of my eligible options, and any certificates or other documentation evidencing these option grant(s) will be void and of no further effect, and

(2)         have the right to receive a certain number of shares of restricted stock based upon the applicable exchange ratio, subject to the terms and conditions of, and as more fully explained in, the Offer to Exchange.

In addition, I am making the representations and acknowledgements to DCB that are attached as Exhibit A to this Election Form.

☐          Yes, I choose to participate in this offer with respect to ONLY the options selected below:

I have written in the table below the options that I wish to exchange (the “Selected Options”) subject to the terms and conditions of the Offer to Exchange Outstanding Stock Options of DCB Financial Corp (“DCB”), dated November 25, 2014 (the “Offer to Exchange”). I acknowledge that I have received an Option Statement of Account that lists all of my options of DCB.

I understand that if my offer to exchange Selected Options is accepted I will:

(1)         have no right, title or interest to my Selected Options indicated in the table below, and any certificates or other documentation evidencing these option grant(s) will be void and of no further effect, and

(2)         have the right to receive a certain number of shares of restricted stock based upon the applicable exchange ratio, subject to the terms and conditions of, and as more fully explained in, the Offer to Exchange.

In addition, I am making the representations and acknowledgements to DCB that are attached as Exhibit A to this Election Form.

Grant Date of Selected Option	Option Number

(1)         If you tender a Selected Option you must tender all the shares covered by that option. You cannot exchange only some of the shares covered by an option, and if you list only part of a Selected Option above, DCB will treat it as though you tendered all the shares covered by the option.

☐          No, I choose not to participate in this offer:

I do not wish to exchange any of my options.

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Please complete and sign this Election Form (including Exhibit A) and return it by hand delivery, email, mail or fax to:

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr

Email: dmohr@dcb-t.com

Facsimile: (740) 657-7511

DCB must receive this Election Form (including Exhibit A) no later than 5:00 p.m., Eastern Standard Time, on December 23, 2014. If you miss this deadline, you will not be permitted to participate in this offer.

Signature:_______________________

Name (please print):_______________________

Social Security No. or Tax ID No.: ______________________

Telephone No. during business hours:__________________

Date:  ______________________, 2014.

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Exhibit A

To: DCB Financial Corp.

Pursuant to the Offer to Exchange, I hereby tender for exchange the Selected Options indicated on the attached Election Form. In addition to the representations and acknowledgements made by me in the Election Form, I hereby represent and acknowledge the following to DCB:

•	Any Selected Options tendered by me on the Election Form are tendered subject to the terms and conditions set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

•	I have full power and authority to tender the Selected Options indicated in my Election Form.

•	All authority conferred or agreed to be conferred in my Election Form regarding the option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	DCB’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between DCB and me, upon the terms and subject to the conditions of the Offer to Exchange.

•	If my Selected Options are accepted for exchange, I acknowledge that I will have no right, title or interest to my Selected Option(s) that are indicated in the table on the Election Form, and that any certificates or other documentation evidencing such option grant(s) will be void and of no further effect.

•	If Selected Options are accepted for exchange, I acknowledge that:

•	the shares of restricted stock I am entitled to receive will not be issued until after the offer expires, and such issuance date is currently expected to be December 23, 2014;

•	I will execute a restricted stock award notice in connection with my receipt of the shares of restricted stock in the form accompanying the Offer to Exchange; and

•	the shares of restricted common stock I receive will be subject to the terms and conditions of DCB’s 2014 Restricted Stock Plan.

•	I also acknowledge that in order to receive shares of restricted stock I must either be (1) a full-time or part-time employee of DCB or of one of its subsidiaries, or (2) a non-employee director, and in either case otherwise be an eligible participant under DCB’s 2014 Restricted Stock Plan on the date the offer expires.

•	I recognize that, as described in Section 6 of the Offer to Exchange, DCB may terminate or amend the offer. DCB may also postpone its acceptance and cancellation of any or all the options tendered for exchange.

Signature: _________________________

Date:	__________________, 2014	Name (please print): ______________________________

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